UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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BOSTON PROPERTIES, INC.

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BOSTON PROPERTIES, INC. Supplemental Information Regarding 2019 Proxy Statement May 9, 2019BOSTON PROPERTIES, INC. Supplemental Information Regarding 2019 Proxy Statement May 9, 2019

Explanatory Notes On April 5, 2019, Boston Properties, Inc. filed and mailed its proxy statement (“Proxy Statement”) for use at our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 21, 2019 at 9:00 am, Eastern time, at 599 Lexington Avenue, New York, New York. On May 1, 2019, Glass Lewis issued its Proxy Paper with respect to our Annual Meeting in which it recommends that its clients vote FOR all of our director nominees and FOR each other proposal. On May 7, 2019, Institutional Shareholder Services (“ISS”) issued its Proxy Analysis & Benchmark Policy Voting Recommendations (the “ISS Report”) with respect to our Annual Meeting. ISS also recommends voting FOR all of our director nominees and FOR each other proposal, except Proposal 2, which is the annual advisory vote on compensation paid to our Named Executive Officers (“NEOs”). This is commonly referred to as the Say-on-Pay vote. This recommendation was unexpected as our compensation program has not changed materially since last year, when we received a favorable recommendation from ISS. We strongly disagree with ISS’ recommendation on Proposal 2, as well as the stated reasons behind its decision. This presentation is intended to facilitate discussions with stockholders in advance of the Annual Meeting and sets forth the reasons for Boston Properties’ substantive disagreement with ISS.

Executive Summary Disputed ISS Conclusions Pay-for-performance was misaligned for 2018 Failure to rely on a strictly formulaic framework that ties assessment of annual performance against goals to the amount of annual cash bonuses awarded affords too much discretion Sufficient rationale was not provided for the decrease in the percentage of performance-based equity (i.e., 50%) awarded over the past two years BXP has too many goals, which can insulate management from poor performance BXP “benchmarks the 60th percentile for total NEO compensation as a group” BXP Responses ISS replaced three companies in the ISS-selected peer group for BXP with smaller companies that are less comparable to BXP, causing our CEO’s pay rank to increase relative to the peer group ISS’ methodology to determine alignment distorts reality because it uses reported pay, not realized pay, which has the effect of penalizing BXP twice Our rigorous annual incentive program has remained materially unchanged since 2014 following positive investor feedback on the program, which does not rely on a strictly formulaic framework We disclosed in our 2018 and 2019 proxy statements our rationale for the allocation between time-based and performance-based equity awards In 2019, we provided more transparency by grouping the goals based on their importance in executing our strategy (i.e., primary, secondary and additional), and all goals were either exceeded or met We do not target compensation above the median Boston Properties 3

Pay-for-Performance Alignment Relative Degree of Alignment (RDA): Impact of Peer Selection The 2018 ISS Report on 2017 compensation concluded that BXP’s RDA was aligned. We made no material changes to our program for 2018. However, in its 2019 report on 2018 compensation, ISS changed the peer group it used to evaluate BXP’s 3-year pay and relative TSR by removing 3 peers (MAC, AMT, GGP) and replacing them with 3 smaller peers (KIM, HCP, MAA) that are less comparable and whose CEOs are less tenured and paid substantially less than our CEO As shown below, this significantly impacted the result of the RDA Test year-over-year: Level of Concern Measure 2018 ISS Report 2019 ISS Report 5-Year Absolute Pay-TSR Low Low Multiple of Median Low Low Relative TSR (RDA) Low High The change surprised us and its rationale is not self-evident. Had ISS used the same peer group for BXP in its 2019 analysis as it used in 2018, we believe the level of concern would have been a “cautionary low” Boston Properties 4

Pay-for-Performance Alignment

Relative Degree of Alignment: Flawed Analysis

- ✓ ISS' methodology for measuring RDA distorts reality because it is based on *reported pay* as opposed to *realized pay*
- ✓ To assess whether relative pay is aligned with relative TSR performance, as the RDA attempts to do, it is more meaningful to examine pay that is ultimately earned or realized based on TSR performance
- ✓ **Our performance-based equity is tied to relative TSR, which creates a direct alignment**

	2014 MYLTIP	2015 MYLTIP	2016 MYLTIP	Total
Reported Pay	$2,826,563	$4,145,625	$5,000,000	$11,972,188
Realized Pay	$798,257	$950,039	$3,950,943	$5,699,239
Realized vs. Reported	28%	23%	79%	48%

- ✓ Under the three most recently completed MYLTIP plans, our CEO, Owen Thomas*, forfeited more than $6.2 million, or ~52%, of reported pay in the form of performance-based equity, yet only reported pay is factored into ISS' calculation

5

* Beginning on page 19 of the ISS Report, ISS inadvertently refers to Mr. Thomas as Mr. "Williams" in a few instances.

bxp Boston Properties

Pay-for-Performance Alignment No reliance on Strict formula We are in a long-term business that demands that we motivate performance over a time span consistent with our long-term strategy for creating value Consistent with investor feedback received since 2013, we do not rely on a strict formula for determining compensation In our 2014 proxy statement (PP. 28 — 30), we reported the positive feedback we received from investors. Although not unanimous, our stockholders generally opposed a purely formulaic approach because it: may have unintended results may not be ideal for a company like BXP that executes a multi-year strategy, where decisions that are advisable for the longer term may actually have dilutive short-term effects may raise risk management concerns Stockholders generally supported the structure of our annual incentive program, and we have made incremental enhancements to build a more objective process for evaluating performance against goals, including a relative backdrop comparison against other office REITs, while preserving discretion On page 46 of our 2019 Proxy Statement, we provided more transparency by identifying which goals the Compensation Committee deemed “primary,” “secondary” and “additional” based on their importance in executing our strategy

Allocation of Performance-Based & Time-Based Equity Awards 50%-50% split migration occurred as planned and disclosed over the last two years, and is consistent with market practice 2018 Proxy Statement (page 51): “Based on the information received from FPL, the Committee determined that it would be advisable to migrate over time [emphasis added] to an allocation of LTI equity awards for the NEOs that is closer to the 50% - 50% mix of performance-based and time-based that is widely accepted in the market and prevalent among our peers…” 2019 Proxy Statement (page 60): “Based on the information received from FPL, the Committee determined that it would be advisable to maintain [emphasis added] the allocation of LTI equity awards for the NEOs of 50% performance-based and 50% time-based that is widely accepted in the market and prevalent among our peers” In addition, the percentage of our CEO’s total compensation that is paid in equity (70%) is greater than the average percentage paid to CEOs of all equity REITs, including those in the S&P 500

We Do Not Target Compensation Above the Median Our Compensation Committee uses the 50th percentile of a peer group of 16 S&P 500 REITs as the beginning reference point and as an indicator of competitive market trends The Compensation Committee considers a benchmarking analysis prepared by its consultant for each executive individually, and the NEOs as a group, against the peer group to determine their relative placement with respect to compensation for the previous year The Compensation Committee then assesses performance against our pre-established corporate goals, including a backdrop comparison against the same performance metrics for six publicly-traded office REITs that we consider our most directly comparable peers The Compensation Committee considers projections for compensation increases and decreases among our peers and the market generally Finally, based on the foregoing, the Committee establishes a dollar amount for total compensation for each executive and then allocates it among base salary, cash bonus and long-term incentive compensation (including between time-based and performance-based awards) After completing the process outlined above (and disclosed on PP. 38 — 42 of the Proxy Statement) and establishing compensation for the NEOs, the Compensation Committee was advised by its consultant that the decisions would likely place the NEOs at approximately the 60th percentile of our benchmarking peer group. This projection was the endpoint of the Compensation Committee’s process; it was not, as ISS suggests, the starting “benchmark” for setting compensation.

Conclusion Strong stockholder support for Say-On-Pay proposals We have received strong stockholder support for Say-on-Pay proposals in recent years 2016 90.9% 2017 92.4% 2018 90.8% Materially unchanged compensation methodology Our methodology for determining annual cash bonuses has remained materially unchanged since the feedback we received from investors after our 2013 annual meeting Exceptional 2018 performance Our 2018 financial and operational performance was exceptional, including, among other things, leasing the second most square feet in company history (7.2M SF) and achieving one of the lowest levels of G&A expense (measured as a percentage of total revenue) among our peers; this appears to be in line with ISS’ calculation of BXP’s Economic Value Added (EVA) performance (p. 16 of the ISS Report) BXP’s executive team met or exceeded all of it goals Our Compensation Committee set rigorous goals for our executive team in 2018 that held them accountable for every aspect of our business and strategy; management met or exceeded all of the goals Pay-for-performance is aligned We believe our executive compensation program aligns pay with performance, promotes execution of our strategy and is in the best interests of Boston Properties’ stockholders Our Board of Directors urges you to vote FOR all director nominees and FOR all other matters to be voted upon at our Annual 8 Meeting, including Proposal 2